Exhibit 99

July 29, 2004	USEC	Steven Wingfield (301) 564-3354
	USEC	Charles Yulish (301) 564-3391
	Pinnacle West	Paul Reynolds (602) 250-5656

USEC Inc. to Acquire NAC International from Pinnacle West
— Acquisition Diversifies USEC within the Nuclear Power Industry —

               Bethesda, MD — USEC Inc. (NYSE: USU) and Pinnacle West Capital Corporation (NYSE: PNW) today announced the companies have entered into an agreement under which USEC will acquire NAC International (NAC), a leading provider of spent fuel storage solutions, nuclear materials transportation and fuel cycle consulting.

               USEC said the acquisition will enable the Company to offer nuclear utility customers an expanded portfolio of products and services, including transportation and storage systems for spent nuclear fuel and a wide range of nuclear and energy consulting services. NAC has the largest fleet of spent nuclear fuel and high-level waste transportation casks in the United States and has handled a significant share of the Department of Energy’s requirements for the retrieval of spent foreign reactor fuel over the past 15 years. NAC will operate as a separate, wholly owned USEC subsidiary under the NAC name and will continue to be headquartered near Atlanta, Georgia.

               William H. Timbers, USEC president and chief executive officer, said, “This acquisition is a strong strategic fit for USEC as we seek to strengthen our presence in the nuclear fuel cycle. Our customers will benefit from a significantly broader array of services we can now provide. With this acquisition, we intend to create shareholder value through a diversified revenue stream and access to new growth opportunities.”

               “The sale of NAC to USEC is a win-win. NAC’s management team is solid and this transaction positions NAC as part of a leading nuclear fuel company, while we focus on our utility operations,” said Bill Post, chairman and chief executive officer of Pinnacle West.

               Through NAC, USEC will offer essential spent fuel management services to its customers worldwide. In the United States, USEC will be able to assist utilities as they await the opening of the U.S. Department of Energy’s long-term nuclear waste repository at Yucca Mountain, Nevada. NAC is developing a new spent fuel canister technology, for which it plans to submit a license application to the U.S. Nuclear Regulatory Commission later this year. The acquisition of NAC’s consulting division includes a variety of activities for the U.S. government related to tracking nuclear materials.

USEC to Acquire NAC from Pinnacle West

          The all-cash purchase price is $16 million, subject to certain closing adjustments. After the transaction closes, NAC is expected to generate approximately $30 million in revenue a year, adding about $1 million to USEC’s annual net income beginning in 2005 and generating positive cash flow from operations. Excluding acquisition expenses, NAC is expected to have little impact on USEC’s 2004 earnings. The transaction is subject to customary closing conditions and is expected to close later this year upon satisfaction of those conditions.

          Substantially all of NAC’s stock is owned by El Dorado Investment Company, a subsidiary of Pinnacle West. The boards of directors for both USEC and El Dorado have unanimously approved the purchase transaction for all of the NAC shares. USEC plans to retain key members of NAC’s management team, including president and chief executive officer Peter Walier and principal members of each business line.

          “We believe that nuclear power is poised for expansion and growth, and this investment in the back end of the fuel cycle complements our investment in the American Centrifuge, which we expect to be the most efficient uranium enrichment technology in the world,” Timbers said. “With this acquisition, we will be ideally positioned to offer our utility customers an expanded lineup of essential products and services in the nuclear fuel cycle.”

About NAC

          Since 1968, NAC International has been involved in the nuclear energy industry, and for more than two decades has provided spent fuel solutions, nuclear materials transportation and nuclear fuel cycle consulting services worldwide. Its customers include nuclear utilities and the U.S. government. NAC manages the Nuclear Materials Management and Safeguards System, a U.S. government database that tracks the use and shipment of nuclear materials. NAC has provided spent nuclear fuel storage systems to customers in the United States and abroad. NAC is a leading provider of technology used for spent nuclear fuel storage in the United States, and NAC plans to seek a license for a next-generation spent fuel storage system in the near future. NAC has its headquarters in Norcross, Georgia.

About USEC

          USEC Inc. is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants. The company’s customers include both domestic and international utilities that operate nuclear power plants. USEC is the U.S. government’s exclusive executive agent for the Megatons to Megawatts national security program, a unique government/industry partnership, which recycles Russian weapons-grade uranium into fuel for nuclear power plants. USEC also is deploying the American Centrifuge, its next-generation uranium enrichment technology that promises to be the world’s most efficient. USEC expects the American Centrifuge to be fully operational by the end of the decade.

          USEC is headquartered in Bethesda, Maryland, operates a production facility in Paducah, Kentucky, and has sites in Piketon, Ohio and Oak Ridge, Tennessee.

USEC to Acquire NAC from Pinnacle West

About Pinnacle West

            Pinnacle West Capital Corporation is based in Phoenix, Arizona and has consolidated assets of approximately $9.8 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial and industrial real estate projects.

Forward-Looking Statements

            This news release contains forward-looking information that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC and NAC. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for the products and services of USEC or NAC, pricing trends in the uranium and enrichment markets, deliveries under the Russian Contract, the availability and cost of electric power, implementing agreements with the Department of Energy regarding uranium inventory remediation and the use of centrifuge technology and facilities, satisfactory performance of the American Centrifuge technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans, the refueling cycles of USEC’s customers, final determinations of environmental and other costs, the outcome of litigation and trade actions, performance under government contracts and audits of allowable costs on government contract work, market conditions, licensing efforts with the Nuclear Regulatory Commission, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. Please refer to USEC’s SEC filings, which can be accessed through USEC’s website www.usec.com, for a more complete discussion of these factors.

# # #